EXHIBIT 4.7

                               U.S. ENERGY CORP.
                            1996 STOCK AWARD PROGRAM
                               DECEMBER 13, 1996


               U.S. Energy Corp. ("USE"), a Wyoming corporation with executive offices at 877 North 8th West, Riverton, Wyoming 82501, adopts this 1996 Stock Award Plan effective as of December 13, 1996.

               WHEREAS, the Board of Directors of USE agreed to provide an annual incentive compensation in the form of its common stock to certain officers of USE and such compensation arrangement was approved by the shareholders of USE at its 1996 Annual Meeting on December 13, 1996.

               NOW THEREFORE, U.S. Energy Corp. adopts the following 1996 Stock Award Program:

               1. An aggregate of 67,000 shares per year for the years 1997 through 2002 is available to be issued to certain officers of USE provided USE is profitable and the officer is employed by USE on the date of the grant.

               2. If fewer than 67,000 shares is issued during in any year the unissued balance of the 67,000 share maximum will be available for issue in subsequent years.

               3. The number of shares to be awarded each year out of such 67,000 shares aggregate limit will be determined by the Compensation Committee of the USE Board of Directors, and will be based on the USE's earnings per share of Common Stock for the prior fiscal year. Other factors bearing on the prior year's profitability may be taken into consideration by the USE Compensation Committee in determining the number of shares to be issued.

               4. The actual number of shares recommended by the Compensation Committee to be awarded to the officers will be submitted for approval by the USE shareholders at the USE Annual Meeting held subsequent to the end of the fiscal year.

               5. The total number of shares issued will be divided among the officers based on the following percentages:

                      John L. Larsen             29.85%
                      Daniel P. Svilar           22.39%
                      Max T. Evans               17.91%
                      Harold F. Herron           14.93%
                      R. Scott Lorimer           14.93%



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                                                                    EXHIBIT 4.7
U.S. Energy Corp.
1996 Stock Award Program
December 13, 1996
Page 2


               6. Such shares shall be issued annually on or before January 15 of each applicable year as long as each officer is employed by USE. However, the Board of Directors reserves the right to defer authorization to issue the shares at a later date during the same calendar year. One half of said compensation shall be paid by USE's subsidiary Crested Corp.

               7. Such shares shall be registered under the Securities and Exchange Act of 1933, as amended, under a Form S-8 registration statement.





        /s/ Max T. Evans
        --------------------------
        MAX T. EVANS, Secretary



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